Exhibit 99.1

             CB&I First Quarter 2005 Earnings Increase 8%

    THE WOODLANDS, Texas--(BUSINESS WIRE)--April 27, 2005--

    New Business Tops $1.4 Billion; Revenue Up 8%; Backlog Doubles

    CB&I (NYSE:CBI) today reported net income increased 8% to $15.8 million or $0.16 per diluted share for the first quarter ended March 31, 2005, compared with $14.6 million or $0.15 per diluted share for the comparable period in 2004. Per share numbers have been adjusted for the two-for-one stock split which took effect March 31, 2005.
    For the quarter ended March 31, 2005, new business more than tripled to $1.4 billion, compared with $348 million in 2004. New business during the quarter included the previously announced LNG import terminal in the U.K., the second phase award for an LNG import terminal in Wales and significant clean fuels awards in North America. Backlog at March 31, 2005, increased 118% to $3.3 billion, compared with $1.5 billion at the end of the year-earlier period.
    "We're pleased to report that CB&I is off to a great start for 2005," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "With record backlog going into the year, another very strong quarter for new business, and with earnings and revenue on target for the quarter, we anticipate the Company's performance will continue to improve."
    Revenue for the first quarter of 2005 increased 8% to $478.8 million from $443.6 million in the first quarter of 2004. Revenue grew 18% in the North America segment as a result of higher backlog going into the year, progress on U.S. LNG projects and turnaround work. Revenue increased 14% in the Company's Europe, Africa, Middle East
(EAME) segment, due mainly to the ramp-up of LNG work in the U.K. Revenue declined 36% in the Asia Pacific (AP) segment, as several major projects in Australia wound up in 2004, and was 21% lower in the Central and South America (CSA) segment.
    Income from operations in the first quarter of 2005 increased 12% to $25.1 million, compared with $22.4 million in the year-earlier period, due to higher volume, project mix and a lack of significant project cost provisions as experienced in 2004.
    CB&I had $154.9 million of cash in excess of debt at March 31, 2005. The Company had cash and cash equivalents of $237.4 million at the end of the first quarter of 2005, compared with $81.8 million at the end of the first quarter of 2004. Capital expenditures for the first quarter were $5.7 million, compared with $2.7 million in the year-earlier period.
    "Continued international growth in natural gas demand is providing us with abundant opportunities in the worldwide LNG market," Glenn added. "In addition, refiners are spending capital to comply with stricter environmental regulations for transportation fuels, and also to upgrade and revamp their process capabilities to meet growing demand and handle heavier and more sour grades of crude oil. Our comprehensive EPC capabilities and proven technologies have positioned us well to respond to these market drivers and meet the needs of our customers worldwide."
    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components, materials and labor; increased competition; fluctuating revenues resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry -- including but not limited to LNG and clean fuels projects -- demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; a downturn in the economy in general; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended December 31, 2004. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.


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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)

                          Three Months
                         Ended March 31,
                         2005      2004

Revenue              $478,783  $443,553
Cost of revenue       427,920   396,790
Selling and
 administrative
 expenses              25,517    23,847
  % of Revenue            5.3%     5.4%

Intangibles
 amortization             386       506

Other operating
 income, net             (102)      (23)
                      -------   -------
 Income from
  operations           25,062    22,433

 % of Revenue            5.2%      5.1%

Interest expense       (2,232)   (1,726)
Interest income         1,365       206
                      -------   -------
 Income before
  taxes and
  minority interest    24,195    20,913

Income tax expense     (8,105)   (6,692)
                      -------   -------
 Income before
  minority interest    16,090    14,221

Minority interest in
 (income) loss           (340)      383
                      -------   -------
  Net income         $ 15,750  $ 14,604
                      =======   =======

Net income per share
 Basic               $   0.16  $   0.16
 Diluted             $   0.16  $   0.15

Weighted average shares
 outstanding
  Basic                96,779    94,042
  Diluted              99,998    98,630

----------------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                      SEGMENT INFORMATION
                         (in thousands)

                                 Three Months Ended
                            March 31,          March 31,
                                2005               2004

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  470,227    33%  $  167,472    48%
Europe/Africa/Middle East    837,463    60%      97,239    28%
Asia Pacific                  70,777     5%      65,015    19%
Central & South America       27,897     2%      18,006     5%
                           ---------          ---------
  Total                   $1,406,364         $  347,732
                           =========          =========

REVENUE                                % of               % of
                                      Total              Total

North America             $  303,204    63%  $  257,050    58%
Europe/Africa/Middle East    120,547    25%     105,912    24%
Asia Pacific                  37,736     8%      58,638    13%
Central & South America       17,296     4%      21,953     5%
                           ---------          ---------
  Total                   $  478,783         $  443,553
                           =========          =========

INCOME FROM OPERATIONS                 % of               % of
                                    Revenue            Revenue

North America             $   21,885    7.2% $   14,700    5.7%
Europe/Africa/Middle East        687    0.6%      3,451    3.3%
Asia Pacific                   1,938    5.1%      1,680    2.9%
Central & South America          552    3.2%      2,602   11.9%
                           ---------          ---------
  Total                   $   25,062    5.2% $   22,433    5.1%
                           =========          =========

(a) New business taken represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.
----------------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                       March 31,       Dec. 31,
                                           2005           2004

ASSETS

Current assets                       $  710,438     $  685,279
Property and equipment, net             119,868        119,474
Goodwill and other intangibles, net     261,672        262,732
Other non-current assets                 39,284         35,233
                                      ---------      ---------

  Total assets                       $1,131,262     $1,102,718
                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                  $  487,574     $  481,190
Long-term debt                           50,000         50,000
Other non-current liabilities           108,650        102,290
Shareholders' equity                    485,038        469,238
                                      ---------      ---------

  Total liabilities
  and shareholders' equity           $1,131,262     $1,102,718
                                      =========      =========

----------------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND OTHER FINANCIAL DATA
                         (in thousands)

                                              Three Months
                                             Ended March 31,
                                           2005           2004
CASH FLOWS

Cash flows from operating activities  $   6,642      $ (27,547)
Cash flows from investing activities     (5,250)        (4,339)
Cash flows from financing activities       (355)           762
                                        -------        -------

Increase/(decrease) in cash and cash
  equivalents                             1,037        (31,124)
Cash and cash equivalents,
  beginning of the year                 236,390        112,918
                                        -------        -------
Cash and cash equivalents,
  end of the period                   $ 237,427      $  81,794
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense $   5,594      $   5,292
Capital expenditures                  $   5,653      $   2,748

(Increase)in receivables, net         $  (3,407)     $ (52,195)
(Increase)/decrease in contracts in
  progress, net                            (575)        14,326
(Increase)/decrease in non-current
  contract retentions                    (1,177)         3,211
(Decrease) in accounts payable           (8,650)       (14,217)
                                        -------        -------
  Change                              $ (13,809)     $ (48,875)
                                        =======        =======

    CONTACT: CB&I, The Woodlands
             Media:
             Bruce Steimle, 832-513-1111
             or
             Analysts:
             Marty Spake, 832-513-1245